Issuer Free Writing Prospectus, dated February 23, 2015

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated February 23, 2015 and

Registration Statement No. 333-181185

FOR IMMEDIATE RELEASE

February 23, 2015

For more information contact:

Scott Estes (419) 247-2800

HEALTH CARE REIT ANNOUNCES ANTICIPATED FIRST QUARTER 2015

INVESTMENT PIPELINE OF APPROXIMATELY $2.2 BILLION

Toledo, Ohio, February 23, 2015. Health Care REIT, Inc. (NYSE:HCN) announced today that, based on investments closed thus far in the first quarter and potential investments for which HCN has signed a letter of intent or other customary preliminary documentation, HCN anticipates completing approximately $2.2 billion of investments in the first quarter of 2015. HCN expects the aggregate investment amount to be comprised of approximately $1.1 billion of seniors housing operating investments, $664 million of triple-net investments and $460 million of loan investments of which the majority is with Genesis Healthcare. HCN expects the aggregate investments to be approximately 52% in the United States, 30% in the United Kingdom and 18% in Canada.

Demonstrating the success of HCN’s relationship investing approach, approximately 81% of these investments are expected to involve existing portfolio partners including Belmont Village, Benchmark Senior Living, Brandywine Senior Living, Cascade Living Group, Genesis Healthcare, Merrill Gardens, HCN’s Canadian partner Revera and HCN’s UK partners Avery Healthcare and Signature Senior Lifestyle. The aggregate anticipated investment amount includes approximately $156 million of secured debt that HCN expects to assume at an average annual interest rate of 3.9%.

All currency references are in U.S. dollars and, where applicable, based upon the exchange rate of GBP to USD of 1.00:1.54 or CAD to USD of 1.25:1.00. All amounts reported in this announcement are preliminary estimates, are subject to downward or upward adjustment, are subject to changes in currency exchange rates, and are subject to change. HCN’s anticipated investment transactions are in various stages of completion and some or all of them may not be completed on currently anticipated terms, or within currently anticipated timeframes, or at all. The completion of the anticipated investment transactions is subject to the satisfaction of various conditions.

About Health Care REIT, Inc.

HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2014, the company’s broadly diversified portfolio consisted of 1,328 properties in 46 states, the United Kingdom and Canada.

Forward-Looking Statements and Risk Factors

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to the company’s opportunities to acquire, develop or sell properties and the company’s ability to close its anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the company’s actual results to differ materially from the company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, the satisfaction of closing conditions to the anticipated investments, including, as applicable, the receipt of health care licenses, regulatory approvals and lender consents; the respective parties’ performance of their obligations under the investment agreements; unanticipated difficulties and/or expenditures relating to the anticipated investments; competition within the health care and seniors housing industries; cooperation of joint venture partners; and negative developments in the operating results or financial condition of operators/tenants, including their ability to pay rent. Additional factors are discussed in the company’s Annual Report on Form 10-K and in its other reports filed from time to time with the Securities and Exchange Commission. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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The issuer has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement dated February 23, 2015 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Barclays Capital Inc. toll-free at 1-888-603-5847, UBS Securities LLC toll-free at 1-888-827-7275 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.